SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TRANSGENOMIC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRANSGENOMIC, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 19, 2004

The Annual Meeting of Stockholders of Transgenomic, Inc. (the “Company”) will be held at the offices of INVESCO Private Capital, 1166 Avenue of the Americas, New York, New York, on Wednesday, May 19, 2004, at 10:30 a.m. Eastern Daylight Time, for the following purposes:

(1)	To elect two Class I directors and one Class II director.

(2)	To ratify the appointment of Deloitte & Touche LLP as independent auditor for the Company for the fiscal year ending December 31, 2004.

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Please read the enclosed Proxy Statement for important information about the Annual Meeting.

Only stockholders of record at the close of business on March 22, 2004, are entitled to notice of, and to vote at, the Annual Meeting.

Please sign and return the enclosed proxy card using the envelope provided. You can revoke your proxy at any time. If you attend the Annual Meeting in person you may withdraw your proxy and vote in person.

By Order of the Board of Directors

Mitchell L. Murphy, Secretary

Omaha, Nebraska

April 21, 2004

IMPORTANT: IT IS IMPORTANT THAT WE RECEIVE YOUR PROXY TO ENSURE A QUORUM AT THE ANNUAL MEETING. BY PROMPTLY RETURNING YOUR PROXY CARD TO US, YOU WILL SAVE THE COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION.

Transgenomic, Inc.

12325 Emmet Street

Omaha, Nebraska 68164

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

of

TRANSGENOMIC, INC.

We are sending this Proxy Statement to you in connection with our request for your proxy to use at the Annual Meeting of Stockholders of Transgenomic, Inc. (the “Company”) to be held on May 19, 2004. Only those owners of our common stock of record at the close of business on March 22, 2004 (the “Record Date”) are entitled to vote at the Annual Meeting. This Proxy Statement, along with the Notice of the Annual Meeting, the Annual Report to Stockholders and a proxy card are being first mailed to stockholders on or about April 21, 2004.

Your proxy is being solicited by the Board of Directors of the Company and will give them the power to vote on your behalf at the Annual Meeting. All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors in accordance with the directions given by those proxies. Where no instructions are indicated, the Board of Directors will vote “FOR” each of the proposals that will be considered at the Annual Meeting. In addition, the Board of Directors believes outstanding shares owned by executive officers and directors of the Company will be voted “FOR” each such proposal. Shares owned by these persons represent approximately 16% of the total shares outstanding as of the Record Date.

You may revoke your proxy at any time before it is exercised by the Board of Directors at the Annual Meeting. If you decide to do this, you will need to give the Secretary of the Company written notice that you want to revoke the proxy or you can submit a new proxy to him. In addition, if you attend the Annual Meeting in person, you may withdraw your proxy and vote in person. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the Annual Meeting for purposes of establishing a quorum. This includes shares for which votes are withheld, abstentions are cast or there are broker nonvotes. The holders of at least a majority of our common stock issued and outstanding on the Record Date must be present at the Annual Meeting, either in person or by proxy, in order for there to be a quorum.

Voting Securities and Beneficial Ownership by Principal Stockholders and Our Directors and Officers

On the Record Date there were 29,044,514 issued and outstanding shares of our common stock. Each share of common stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors.

This table shows the beneficial ownership of our common stock by our directors, by those of our executive officers who are named in the Summary Compensation Table shown on page 7, by all of our current executive officers and directors as a group, and by each person we believe beneficially owns more than 5% of our outstanding common stock. Each stockholder named in this table has sole voting and investment power over the shares he beneficially owns, and all such shares are owned directly by the stockholder unless otherwise indicated. Stock ownership information of persons other than our executive officers and directors is based on Schedules

13D, 13F or 13G filed with the Securities and Exchange Commission. The information in this table is as of the Record Date.

Name	Number of Shares Beneficially Owned		Percent of Class
Directors and Executive Officers
Collin J. D’Silva, Director, President and Chief Executive Officer	4,656,154	(1)	16.0%
Michael J. Draper, Former Chief Financial Officer	58,167	(2)	*
John L. Allbery, Executive Vice President	92,769	(3)	*
Mitchell L. Murphy, Vice President, Secretary and Treasurer, Interim Chief Financial Officer	136,000	(4)	*
Keith A. Johnson, Vice President, General Counsel	17,500	(5)	*
Gregory J. Duman, Director	237,400	(6)	*
Jeffrey L. Sklar, M.D., Ph.D., Director	24,000	(7)	*
Roland J. Santoni, Director	22,000	(8)	*
Parag Saxena, Director	0		*
Gregory T. Sloma, Director	5,000	(9)	*
All directors and executive officers as a group (10 persons)	5,248,990	(10)	17.7

Other Shareholders
Kopp Investment Advisors, Inc.	7,117,968	(11)	24.5
Mazama Capital Management, LLC	3,757,447	(12)	12.9
INVESCO Private Capital, Inc.	2,292,426	(13)	7.9

*	Represents less than 1% of the outstanding Common Stock of the Company.

(1)	Includes 1,400,000 shares owned by the Arthur P. D’Silva Trust, of which Collin J. D’Silva is the sole trustee and 484,616 shares owned by D’Silva, LLC, of which Mr. D’Silva is the managing member.

(2)	Consists of vested options to purchase 15,000 shares at $13.00 per share, 3,000 shares at $11.94 per share, 6,000 shares at $6.38 per share, 5,000 shares at $9.91 per share, 1,667 shares at $6.24 per share, 2,500 shares at $6.16 per share and 25,000 shares at $1.92 per share. Mr. Draper also holds unvested options to purchase an additional 10,000 shares at $13.00 per share, 2,000 shares at $11.94 per share, 2,500 shares at $9.91 per share, 4,000 shares at $6.38 per share, 833 shares at $6.24 per share, 5,000 shares at $6.16 per share, and 50,000 shares at $1.92 per share. Mr. Draper resigned as Chief Financial Officer effective March 31, 2004, but remains with the Company for a transition period.

(3)	Consists of 2,769 shares owned by Mr. Allbery and vested options to purchase 90,000 shares at $10.00 per share. Mr. Allbery also holds unvested options to purchase an additional 50,000 shares at $1.92 per share.

(4)	Consists of 4,000 shares owned by Mr. Murphy and vested options to purchase 50,000 shares at $5.00 per share, 6,000 shares at $11.94 per share, 1,667 shares at $9.91 per share, 6,000 shares at $6.38 per share, 18,333 shares at $6.24 per share and 50,000 shares at $1.92 per share. Mr. Murphy also holds unvested options to purchase an additional 4,000 shares at $11.94 per share, 833 shares at $9.91 per share, 4,000 shares at $6.38 per share and 9,167 shares at $6.24 per share.

(5)	Consists of vested options to purchase 17,500 shares at $6.16 per share. Mr. Johnson also holds unvested options to purchase an additional 17,500 shares at $6.16 per share, 35,000 shares at $1.92 per share and 30,000 shares at $1.88 per share.

(6)	Consists of 25,400 shares owned by Mr. Duman and vested options to purchase 12,000 shares at $10.00 per share and 200,000 shares at $6.00 per share. Mr. Duman also holds unvested options to purchase an additional 3,000 shares at $10.00 per share, and 5,000 shares at $2.57 per share.

(7)	Consists of vested options to purchase 15,000 shares at $5.00 per share and 9,000 shares at $13.00 per share. Dr. Sklar also holds unvested options to purchase an additional 3,000 shares at $9.63 per share, 3,000 shares at $6.38 per share, 6,000 shares at $6.16 per share and 5,000 shares at $2.57 per share.

(8)	Consists of 2,500 shares owned by Mr. Santoni and vested options to purchase 14,500 shares at $10.00 per share and 5,000 shares at $2.57 per share. Mr. Santoni also holds unvested options to purchase an additional 3,000 shares at $10.00 per share, 3,000 shares at $6.16 per shares, 3,000 shares at $6.00 per share and 5,000 shares at $2.57 per share.
(9)	Consists of vested options to purchase 5,000 shares at $2.57 per share. Mr. Sloma also holds unvested options to purchase an additional 10,000 shares at $2.57 per share.

(10)	Includes vested options to acquire 558,167 shares of common stock.

(11)	The address of Kopp Investment Advisors, Inc. is 7701 France Avenue South, Suite 500, Edina, Minnesota, 55435.

(12)	The address of Mazama Capital Management, LLC is One Southwest Columbia Street, Suite 1500, Portland, Oregon 97258.

(13)	These shares are held by entities affiliated with INVESCO Private Capital, Inc., which disclaims beneficial ownership of these shares. The address of INVESCO Private Capital, Inc. is 1166 Avenue of the Americas, New York, New York 10036.

ELECTION OF DIRECTORS

Board of Directors and Committees

Our entire Board of Directors consists of seven positions of which six are currently occupied. The Board of Directors is divided into three classes with directors in each class serving for a term of three years. The terms of office of the current Class I, Class II and Class III directors will expire in 2004, 2005 and 2006, respectively.

The Board of Directors has nominated Collin J. D’Silva and Parag Saxena as Class I directors to serve three-year terms expiring in 2007 and Gregory T. Sloma as Class II director to serve a one-year term expiring 2005. Mr. D’Silva, Mr. Saxena and Mr. Sloma are current members of the Board of Directors and each has expressed an intention to continue to serve on the Board of Directors if they are elected. The Board of Directors knows of no reason why Mr. D’Silva, Mr. Saxena or Mr. Sloma might be unavailable to serve. There are no arrangements or understandings between either Mr. D’Silva, Mr. Saxena or Mr. Sloma and any other person pursuant to which they were selected as nominees.

The election of a director requires the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote. This means that votes withheld and broker nonvotes with respect to the election of directors will have no effect on the election of directors. If Mr. D’Silva, Mr. Saxena or Mr. Sloma is unable to serve as a director, the Board of Directors may nominate a substitute nominee. In that case, the Board of Directors will vote all valid proxies that voted in favor of Mr. D’Silva, Mr. Saxena or Mr. Sloma, as the case may be, for the election of the substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF MR. D’SILVA AND MR. SAXENA AS CLASS I DIRECTORS AND MR. SLOMA AS A CLASS II DIRECTOR.

The following table sets forth information about our directors, including the nominees who are to be voted on at the Annual Meeting. The Board of Directors has determined that Messrs. Saxena, Sloma, Sklar and Santoni are independent directors of the Company under the new listing standards adopted by the Nasdaq Stock Market. All directors have held the positions with the companies (or their predecessors) set forth under “Principal Occupation” for at least five years, unless otherwise indicated.

Name	Age	Principal Occupation	Director Since	Term To Expire

NOMINEES

Collin J. D’Silva	47	President and Chief Executive Officer of the Company(1)	1997	2004

Parag Saxena	48	Chief Executive Officer of INVESCO Private Capital, Inc.	1999	2004

Gregory T. Sloma	52	Executive Vice President and Chief Financial Officer of SpeedNet Services, Inc.(2)	2004	2004

DIRECTORS CONTINUING IN OFFICE

Jeffrey L. Sklar, M.D., Ph.D.	56	Professor of Pathology, Yale University School of Medicine(3)	1997	2005

Gregory J. Duman	48	President of Prism Technologies LLC(4)	2000	2006

Roland J. Santoni	62	Vice President of West Development, Inc.(5)	2000	2006

(1)	Mr. D’Silva is also a director of Bruker Biosciences Corporation, formerly known as Bruker Daltonics, Inc.

(2)	Mr. Sloma is also a director of West Corporation. From 1996 to 2003, Mr. Sloma served in several capacities including President, Chief Operating Officer, Chief Executive Officer, and Vice Chairman and Director of Mergers & Acquisitions for DTN Corporation. In September 2003, DTN Corporation filed a pre-packaged Chapter 11 reorganization petition in bankruptcy. DTN Corporation emerged from bankruptcy on October 31, 2003.

(3)	From 1989 to 2003, Dr. Sklar was Professor of Pathology, Harvard Medical School.

(4)	From 2001 to 2003, Mr. Duman was Executive Vice President and Chief Financial Officer of the Company. From 2000 to 2001, Mr. Duman was Chief Financial Officer of Artios, Inc. From 1983 to 2000, Mr. Duman served in several capacities including Controller, Chief Financial Officer and Executive Vice President of Transaction Systems Architects, Inc.

(5)	From 1977 to 2003, Mr. Santoni was Professor of Law at Creighton University. In addition, from 1978 to 2003, he served Of Counsel with the law firm of Erickson & Sederstrom, P.C.

Information regarding our other executive officers is found in our Form 10-K that is part of the Annual Report to Stockholders that accompanies this Proxy Statement. The Board of Directors has adopted a code of ethical conduct that applies to our principal executive officers and senior financial officers as required by Section 406 of the Sarbanes Oxley Act of 2002. This code of ethical conduct is embodied within our Business Ethics Policy, which applies to all persons associated with the Company, including our directors, officers, and employees, and complies with the new listing standards adopted by the Nasdaq Stock Market. The Business Ethics Policy is available on our website at www.transgenomic.com.

The Board of Directors conducts its business through meetings of the Board and actions taken by written consent in lieu of meetings and by the actions of its committees. During the year ended December 31, 2003, the Board of Directors held six meetings and acted by written consent in lieu of a meeting three times. All directors attended at least 75% of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served during 2003.

The Board of Directors has established and assigned certain responsibilities to an Audit Committee and a Compensation Committee. We do not have a standing nominating committee. The Board determined that due to the relatively small size of the Board, and due to the policy on director nominations, which is described below, it was not necessary to form a separate committee to evaluate director nominations. Under the director nomination policy, director candidates are identified primarily through suggestions made by directors, management and stockholders of the Corporation.

The Board of Directors will consider director nominees recommended by stockholders that are submitted in writing to the Secretary of the Corporation in a timely manner and which provide necessary biographical and business experience information regarding the nominee. For our 2005 Annual Meeting, the Board will consider shareholder recommendations for director nominees that are submitted to our corporate Secretary by December 16, 2004. All candidates for director will be evaluated based on their independence, character, judgment, diversity of experience, financial or business acumen, ability to represent and act on behalf of all shareholders, and the needs of the Board. In general, the Board expects to nominate incumbent directors who express an interest in continuing to serve on the Board. The independent directors of the Corporation review and consider all candidates to serve as a director of the Corporation who are properly suggested by directors, management and stockholders of the Corporation, and that the Board of Directors will select its nominees to serve as a director of the Corporation from among those candidates who are recommended to the Board of Directors by a majority of the independent directors of the Corporation.

Audit Committee.    The Audit Committee’s primary duties and responsibilities include monitoring the integrity of our financial statements, monitoring the independence and performance of our external auditors, and monitoring our compliance with applicable legal and regulatory requirements. The functions of the Audit Committee also include reviewing periodically with independent auditors the performance of the services for which they are engaged, including reviewing the scope of the annual audit and its results, reviewing with management and the auditors the adequacy of our internal accounting controls, reviewing with management and the auditors the financial results prior to the filing of quarterly and annual reports, and reviewing fees charged by our independent auditors. Our independent auditors report directly and are accountable solely to the Audit Committee. The Audit Committee has the sole authority to hire and fire the independent auditors and is responsible for the oversight of the performance of their duties, including ensuring the independence of the independent auditors. The Audit Committee also approves in advance the retention of, and all fees to be paid to, the independent auditors. The rendering of any auditing services and all non-auditing services by the independent auditors is subject to the approval in advance of the Audit Committee. The Audit Committee operates under a written charter which is available on our website at www.transgenomic.com. The Audit Committee is required to be composed of directors who are independent of the Company under the rules of the Securities and Exchange Commission and under the new listing standards of the Nasdaq Stock Market. The current members of the Audit Committee are directors Santoni, Saxena and Sloma. The Board of Directors has determined that Mr. Sloma qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. The Audit Committee met six times and acted by written consent in lieu of a meeting once during fiscal 2003.

Compensation Committee.    The Compensation Committee reviews and approves our compensation policy, changes in salary levels and bonus payments to our executive officers and other management and determines the timing and terms of awards made pursuant to our stock option plan. The Compensation Committee currently consists of directors Sklar, Santoni and Saxena, each of whom has been determined by the Board of Directors to be independent under the new listing standards of the Nasdaq Stock Market. The Compensation Committee met four times and acted by written consent in lieu of a meeting twice during fiscal 2003.

Section16(a) Beneficial Ownership Reporting Compliance.    Item 405 of Regulation S-K requires disclosure of any known late filing or failure by an insider to file a report required by Section 16 of the Securities Exchange Act of 1934. We believe all Section 16 reports were filed in a timely manner during 2003.

Compensation of Directors

Directors who are also our officers or affiliates are not separately compensated for serving on the Board of Directors other than reimbursement for out-of-pocket expenses related to attendance at board and committee meetings. Independent directors are paid an annual retainer of $12,000. In addition, they receive a fee of $1,200 for attending meetings in person, or $600 for participating in a meeting by teleconference, as well as reimbursement for out-of-pocket expenses related to attendance at board and committee meetings. Independent directors serving on any committee of the Board of Directors are paid an additional annual retainer of $2,500, except that, effective January 1, 2004, the additional retainer paid to independent directors serving on the Audit Committee was increased to $5,000.

Our non-employee and non-affiliated directors are issued options to purchase 15,000 shares of common stock under our stock option plan upon initial appointment to the Board. For options granted prior to March 28, 2003, such options vest at the rate of 20% per year of service on the Board. Additional grants were made from time to time so that each non-employee director would hold 15,000 unvested options at any time. Effective March 28, 2003, the options granted to a non-employee and non-affiliated director upon initial appointment to the Board vest at the rate of 33 1/3% per year of service on the Board. Additional grants of options to purchase 5,000 shares of common stock will be made on a date reasonably close to each anniversary of such director’s appointment to the Board to be determined by the Compensation Committee in its sole discretion, with such options vesting on the third anniversary of the grant. All options granted to non-employee directors have exercise prices that represented or exceeded the fair market value of our stock on the grant date. Exercise prices on outstanding options granted to our non-employee directors range from $2.37 to $13.00 per share.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table sets forth information regarding the annual and long-term compensation paid by us to our Chief Executive Officer, our three other executive officers and a former executive officer for services rendered during the three years ended December 31, 2001, 2002 and 2003.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
					Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation(1) ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts(2) ($)	All Other Compensation(3) ($)
Collin J. D’Silva President and Chief Executive Officer	2003 2002 2001	142,308 200,000 153,328	— — —	— — —	— — —	— — —	— — —	5,927 6,113 4,599

Michael J. Draper(4) Former Chief Financial Officer	2003 2002 2001	122,731 102,951 98,863	— — —	— — —	— — —	75,000 7,500 10,000	— — —	6,873 5,481 7,535

John L. Allbery(5) Executive Vice President	2003 2002 2001	200,000 200,000 121,312	— — —	— — —	— — —	50,000 — —	— — —	6,444 17,473 10,192

Mitchell L. Murphy(4) Vice President, Secretary and Treasurer, Interim Chief Financial Officer	2003 2002 2001	120,000 100,538 100,380	— — —	— — —	— — —	50,000 — 30,000	— — —	5,986 8,412 4,549

Keith A. Johnson(6) Vice President, General Counsel	2003 2002 2001	135,000 112,673 —	— — —	— — —	— — —	65,000 35,000	— — —	4,776 35,036 —

(1)	No disclosure is required in this column pursuant to applicable Securities and Exchange Commission regulations, as the aggregate value of items covered by this column does not exceed the lesser of $50,000 or 10% of the annual salary and bonus shown for each respective executive officer named.

(2)	The Company does not have a long-term incentive plan as defined in Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

(3)	These amounts consist of accrued vacation to be taken in the future or paid in cash upon termination of employment, 401(k) Company matching contributions, reimbursed moving expenses and auto allowances, as applicable.

(4)	Mr. Draper resigned as Chief Financial Officer effective March 31, 2004. On April 1, 2004, Mr. Murphy assumed the additional duties of the Chief Financial Officer position on an interim basis.

(5)	Mr. Allbery was appointed Executive Vice President by the Board of Directors effective May 23, 2001.

(6)	Mr. Johnson was appointed Vice President, General Counsel by the Board of Directors effective April 4, 2002.

Options/SAR Grants in Last Fiscal Year

The Compensation Committee may grant either qualified or non-qualified stock options to the officers and employees of the Company and nonqualified stock options to nonemployee directors and advisors under our stock option plan. The following table shows the options granted during fiscal 2003 to those executive officers and a former executive officer of the Company whose compensation is reported in the Summary Compensation Table.

					Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Number of Securities Underlying Options/SARs Granted (#)(1)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5%($)	10%($)
Collin J. D’Silva	—	—	—	—	—	—
Michael J. Draper	75,000	5.9%	$1.92	5/20/2013	$90,374	$229,499
John L. Allbery	50,000	3.9%	$1.92	5/20/2013	$60,374	$152,999
Mitchell L. Murphy	50,000	5.0%	$1.92	5/20/2013	$60,374	$152,999
Keith A. Johnson	35,000	2.7%	$1.92	5/20/2013	$42,262	$107,099
Keith A. Johnson	30,000	2.3%	$1.88	11/6/2013	$35,470	$89,887

(1)	The exercise price of all options granted to executive officers during fiscal 2003 is equal to the fair market value of our common stock on the date of grant. Each option expires ten years from the date of grant. No stock appreciation rights (SARs) may be granted under our stock option plan.

(2)	The dollar amounts set forth under these columns are the result of calculations of assumed appreciation in the price of our common stock at these annual rates from the respective dates of the grant to the respective expiration dates of the options. These assumptions are not intended to forecast future price appreciation of our common stock. The market price of our common stock may increase or decrease in value over the time period set forth above.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

The following table sets forth certain information concerning the number of exercised and unexercised options and the value of such options at the end of fiscal 2003 held by the executive officers and a former executive officer of the Company whose compensation is reported in the Summary Compensation Table.

(a)	(b)	(c)	(d)	(e)
Name	Shares Acquired on Exercise(#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at Fiscal Year End($)(1) Exercisable/ Unexercisable
Collin J. D’Silva	—	—	—	—
Michael J. Draper	—	—	58,167 / 74,333	$2,500 / $5,000
John L. Allbery	—	—	90,000 / 60,000	$0 / $5,000
Mitchell L. Murphy	—	—	132,000 / 18,000	$5,000 / $ 0
Keith A. Johnson	—	—	17,500 / 82,500	$0 / $7,700

(1)	Based on the difference between the closing sale price of the Common Stock on the exercise date or December 31, 2003 and the related option exercise price.

Equity Compensation Plan Information

The following equity compensation plan information summarizes plans and securities approved and not approved by security holders as of December 31, 2003:

	(a)	(b)	(c)
PLAN CATEGORY	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders . . .	5,692,916	$5.37	553,315
Equity compensation plans not approved by security holders	—	—	—

Total . . . . . . . . . . . . . . . . . . . . .	5,692,916	$5.37	553,315

Long-Term Incentive Plans and Other Matters

The Company does not maintain a long-term incentive plan or pension plan (as defined in Item 402 of SEC Regulation S-K) for its executive officers and has not repriced any options or SARs for any executive officer during the last fiscal year.

Stock Option and Other Compensation Plans

Stock Option Plan.    Our Fourth Amended and Restated 1997 Stock Option Plan allows us to grant options to our employees, directors and advisors, which gives them the right to buy our common stock at a fixed price, even if the market value of our stock goes up. The Compensation Committee of our Board of Directors administers our stock option plan and it has the sole authority to set the number, exercise price, term and vesting provisions of the options granted under the plan, except that any award made to a director serving on the Compensation Committee must be ratified by a majority of the entire Board of Directors. Under the terms of the plan, the exercise price of an incentive stock option, as defined under the Internal Revenue Code of 1986, as amended, cannot be less than the fair market value of our common stock on the date the option is granted. In general, options will expire if not exercised within ten years from the date they are granted. The Compensation Committee may also require that an option holder remain employed by us for a specified period of time before an option may be exercised. The committee establishes these “vesting” provisions on an individual basis. The Compensation Committee will also decide whether options will be nonqualified options or structured to be qualified options for U.S. income tax purposes. Either incentive or nonqualified stock options may be granted to employees, but only nonqualified stock options may be granted to our non-employee directors and advisors. Options for a maximum of 7,000,000 shares may be granted under the plan. Outstanding options for a total of 5,758,585 shares of our common stock are outstanding at the Record Date, of which 3,841,705 may be exercised at this time. Outstanding options have exercise prices ranging from $1.30 to $13.00 per share.

Under the terms of our stock option plan, any options not vested will become immediately vested if the option holder dies, becomes permanently disabled or retires. If an option holder voluntarily resigns, any options not vested as of the date of resignation will terminate and all rights will cease, as determined by the Compensation Committee and documented in the option grant documents. In the event an option holder’s employment, board membership or status as an advisor is terminated for cause, the option holder’s right to exercise an option, whether or not vested, will immediately terminate and all rights will cease, unless the Compensation Committee determines otherwise.

Employee Savings Plan.    We have established an employee savings plan that is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. This plan allows for voluntary contributions up to statutory maximums by eligible employees. We match a specific proportion of these contributions, subject to limitations imposed by law. We may make additional contributions to the savings plan on behalf of our employees if our Board of Directors decides to do so. During the years ended December 31, 2001, 2002 and

2003, we contributed $252,597, $337,252 and $342,442, respectively, to the savings plan on behalf of our employees.

Employee Stock Purchase Plan.    Our Second Amended and Restated 2001 Employee Stock Purchase Plan (the “Stock Purchase Plan”) has been structured to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended. Additionally, the Stock Purchase Plan authorizes the Compensation Committee of the Board of Directors to adopt sub-plans designed to achieve desired tax and other objectives in locations outside the United States. Up to 500,000 shares of our common stock may be issued during the term of the Stock Purchase Plan that is defined as December 1, 2001 through November 30, 2006. Employees will be able to voluntarily participate in the Stock Purchase Plan through payroll deductions. Such deductions will accumulate during the participation periods, defined as three month periods. On the first business day of each participation period, each participant will be deemed to have been granted an option to purchase common stock at 85% of its fair market value as measured by the closing price of the stock on either the first or last business day of the participation period, whichever is lower. The number of shares to be purchased is based upon the participant’s elected withholding amount. At the end of each participation period such option is automatically exercised.

Employment Agreements

We have entered into employment agreements with our Chief Executive Officer, Collin J. D’Silva, our Executive Vice President, John L. Allbery and our Vice President and General Counsel, Keith A. Johnson. The employment agreements require these executives to devote their full time to our business activities, provided that they may serve as directors of or consultants to other companies that do not compete with us and for nonprofit corporations, civic organizations, professional groups and similar entities. These executives are not allowed to compete with us during the term of their employment and for one year after they are no longer our employee. Each agreement contains provisions under which these executive officers have agreed to maintain the confidentiality of information concerning us and which prohibits them from disclosing confidential information about our business to people outside of the Company, except for proper business purposes.

The employment agreement with Mr. D’Silva had an initial term of four years expiring on February 29, 2004. It has been renewed for a one-year term expiring February 28, 2005. The employment agreement with Mr. Allbery has an initial term of four years expiring May 31, 2005. The employment agreement with Mr. Johnson has an initial term of three years expiring February 20, 2005. Each of these agreements may be extended unless we or the employee, as the case may be, give notice of an intention not to renew. If one of these officers is terminated for reasons other than an act of serious misconduct, the officer will be entitled to severance pay in an amount equal to his then current base annual salary.

Report of the Compensation Committee on Executive Compensation

Executive Officer Compensation.    The Compensation Committee endeavors to establish total compensation packages for the executive officers of the Company that fairly reflect the value of their services to the Company and that will permit the Company to attract and retain high quality individuals in its key executive positions, taking into consideration both the prevailing competitive job market and the current size and expected growth of the Company.

Executive officer compensation contains three principal components: (i) a base salary, (ii) a cash bonus and (iii) grants of options to purchase common stock under the Company’s stock option plan. The base salaries for Collin D’Silva, John Allbery and Keith Johnson are set forth in their employment agreements and are subject to annual increases as recommended by the Compensation Committee. The base salaries of other officers are determined as a function of their prior base salaries and the Compensation Committee’s view of base salary levels for executive officers with comparable positions and responsibilities in other companies and are not a function of any specific performance criteria. The Compensation Committee periodically compares base salaries paid to its executive officers with those paid by other public companies engaged in similar industries and that generate revenues in the same range as the Company. These companies are not necessarily the same companies that are included in the peer group index used in the Performance Graph included in this Proxy Statement. In general, the Compensation Committee determined that the base salaries paid to the Company’s executive officers fell within an appropriate range of base salaries paid by such comparable companies.

The bonus portion of executive officer compensation is based upon the performance goals established by the Compensation Committee and approved by the Board of Directors. In addition, the Compensation Committee may award additional bonus amounts on a discretionary basis if the Compensation Committee deems it to be appropriate based upon its assessment of an executive’s individual performance and the overall performance of the Company with respect to stockholder value, stock price, sales growth and net income. Based on these criteria, the Committee determined that no bonuses were to be awarded for 2003.

Because ownership of the Company’s common stock serves to align the economic interests of its executive officers with those of its stockholders, executive officers who, in the opinion of the Compensation Committee, contribute to the growth, development and financial success of the Company may be awarded options to purchase common stock under the Company’s stock option plan. Any grant of options to purchase common stock must be made with an exercise price no less than the closing sale price of the common stock on the date of grant. Therefore, the compensation value of these stock options is directly related to the long-term performance of the Company as measured by its future return to stockholders. The amount of stock option awards granted to executive officers are also determined on a discretionary basis by the Compensation Committee considering the same criteria used to establish base salary levels and award cash bonuses.

Compensation of Chief Executive Officer.    Collin D’Silva’s base salary is set by his employment agreement and is subject to annual increases as recommended by the Compensation Committee. It is the view of the Compensation Committee, based upon its periodic review of base salaries paid to chief executive officers of similarly situated companies, that Mr. D’Silva’s base salary is reasonable and within an appropriate range paid by such other companies. Notwithstanding Mr. D’Silva’s efforts during 2003, Mr. D’Silva was not awarded a cash bonus and he was not awarded any stock options under the Company’s stock option plan.

Compliance With Section162(m) of the Internal Revenue Code.    The current tax law imposes an annual, individual limit of $1 million on the deductibility of the Company’s compensation payments to the Chief Executive Officer and to the four most highly compensated executive officers other than the Chief Executive Officer. Specified compensation is excluded for this purpose, including performance-based compensation, provided that certain conditions are satisfied. The Compensation Committee is determined to preserve, to the maximum extent practicable, the deductibility of all compensation payments to the Company’s executive officers.

Jeffrey L. Sklar, M.D., Ph.D.

Roland J. Santoni

Parag Saxena

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934.

Report of the Audit Committee

The Audit Committee is comprised of Roland Santoni, Parag Saxena and Gregory Sloma, each of which is an independent director of the Company under the rules adopted by the Securities and Exchange Commission and the Nasdaq Stock Exchange.

The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of internal controls and processes for that purpose. Deloitte & Touche LLP acts as the Company’s independent auditors and they are responsible for conducting an independent audit of the Company’s annual financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on the results of their audit. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2003 with management of the Company and with representatives of Deloitte & Touche LLP. As a result of these discussions, the Audit Committee believes that the Company maintains an effective system of accounting controls that allow it to prepare financial statements that fairly present the Company’s financial position, results of its operations and cash flows. Our discussions with Deloitte & Touche LLP also included the matters required by Statement on Auditing Standard No. 61 (Communications with Audit Committees), as amended.

In addition, the Audit Committee reviewed the independence of Deloitte & Touche LLP. We received written disclosures and a letter from Deloitte & Touche LLP regarding its independence as required by Independent Standards Board Standard No. 1 and this information was discussed with Deloitte & Touche LLP.

Based on the foregoing, the Audit Committee has recommended that the audited financial statements of the Company for the year ended December 31, 2003, be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

Roland J. Santoni

Parag Saxena

Gregory T. Sloma

Company Performance

In accordance with SEC rules, the following table shows a line-graph presentation comparing cumulative, total stockholder returns with a broad equity market index and an index of peer companies selected by us for the period commencing July 18, 2000, the date on which our stock began public trading, and ending December 31, 2003. We have selected the Nasdaq Market Index for the broad equity market index and the Peer Group Index consisting of the following companies:

Aclara Biosciences, Inc. Argonaut Technologies, Inc. Caliper Life Sciences, Inc. Cepheid Ciphergen Biosystems, Inc. Harvard Bioscience, Inc.	Illumina, Inc. Luminex Corporation Nuvelo, Inc. Orchid BioSciences, Inc. Sequenom, Inc.

The stock price information shown on the following graph is not necessarily indicative of future price performance.

	July 18, 2000	December 29, 2000	December 31, 2001	December 31, 2002	December 31, 2003
Transgenomic, Inc.	$100.00	$43.75	$45.83	$9.33	$8.42
Nasdaq Market Index	$100.00	$65.48	$52.20	$36.41	$54.74
Peer Group Index	$100.00	$43.62	$24.20	$7.19	$16.67

Assumes $100 invested on July 18, 2000 in Transgenomic’s common stock, the Nasdaq Market Index and the Peer Group Index, with reinvestment of dividends.

RATIFICATION OF APPOINTMENT OF AUDITOR

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP to be our independent auditors for 2004. We are asking our stockholders to ratify the appointment of Deloitte & Touche LLP. The ratification of the appointment of our auditor requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions will have the same effect as a vote against ratification. Broker nonvotes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S AUDITORS FOR FISCAL 2004.

Representatives of Deloitte & Touche LLP are expected to be present in person or by telephonic conference at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Accounting Fees and Services

The following fees were paid to Deloitte & Touche LLP by us for professional services for fiscal 2002 and 2003:

Audit Fees.    Deloitte & Touche LLP billed us a total of $143,000 and $227,200 in fiscal 2002 and 2003, respectively, for professional services rendered for the audit of our annual financial statements for those fiscal years and to review our interim financial statements included in Quarterly Reports on Form 10-Q filed by us with the SEC during those years.

Audit-Related Fees.    Deloitte & Touche LLP billed us a total of $4,000 and $46,400 in fiscal 2002 and 2003, respectively, for audit-related services. Audit-related services generally include fees for the audits of our employee benefit plans and fees incurred in connection with services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

Tax Fees.    Deloitte & Touche LLP billed us a total of $47,000 and $33,460 in fiscal 2002 and 2003, respectively, for tax services. Tax services consisted primarily of planning, advice and compliance, or return preparation, for U.S. federal, state and local, as well as international jurisdictions.

All Other Fees.    Deloitte & Touche LLP did not render any services other than the services described under the above captions in fiscal 2002 and 2003.

The Audit Committee approved all services provided by Deloitte during fiscal year 2003 and has determined that the provision of these services did not adversely affect Deloitte’s independence. It is currently the policy of the Audit Committee to review and pre-approve all services provided by the independent auditor to the Company in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general preapproval, it will require specific preapproval by the Audit Committee. Any proposed services exceeding preapproved cost levels will require specific preapproval by the Audit Committee. The term of any preapproval is 12 months from the date of preapproval, unless the Audit Committee specifically provides for a different period.

SUBMISSION OF STOCKHOLDER PROPOSALS

Pursuant to our Bylaws, stockholder proposals submitted for presentation at the Annual Meeting, including nominations for directors, must be received by our corporate Secretary at the address of our home office no later than 35 days prior to the date of the Annual Meeting. If less than 35 days’ notice of the Annual Meeting is given, then stockholder proposals must be received by our corporate Secretary no later than seven days after the mailing date of the notice of the Annual Meeting to stockholders. Any stockholder nomination for director must set forth the name, age, address and principal occupation of the person nominated, the number of shares of our common stock owned by the nominee and the nominating stockholder and other information required to be disclosed about the nominee under federal proxy solicitation rules.

In order to be included in our Proxy Statement relating to next year’s annual meeting, stockholder proposals must be submitted in writing by December 16, 2004 to our corporate Secretary at the address of our home office. The inclusion of any such proposal in our proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

Management does not currently intend to bring any matter before the Annual Meeting other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than the management, intend to present at the meeting. The enclosed proxy for the Annual Meeting confers discretionary authority on the Board of Directors to vote on any matter proposed by stockholders for consideration at the Annual Meeting.

We will bear the cost of soliciting proxies for the Annual Meeting. To the extent necessary, proxies may be solicited by our directors, officers and employees, but these persons will not receive any additional compensation for such solicitation. We will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. In addition to solicitation by mail, we will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of our common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

Stockholders may communicate with any director, including the Chairman of the Board and the chairman of any committee of the Board, by sending a letter to the attention of the appropriate person (which may be marked as confidential) addressed to our corporate Secretary at our home office. All communications received by the corporate Secretary will be forwarded to the appropriate directors. In addition, it is the policy of our Board of Directors that directors attend, and be available to discuss stockholder concerns at, the Annual Meeting. Collin J. D’Silva, Parag Saxena, Jeffrey L. Sklar, Gregory J. Duman, and Roland J. Santoni attended last year’s Annual Meeting on May 21, 2003.

Our Form 10-K, as filed by the Company with the Securities and Exchange Commission, is included in our Annual Report that is being delivered to our stockholders together with this Proxy Statement. The Form 10-K is not, however, to be considered part of this proxy solicitation material.

None of the information set forth in this Proxy Statement under the headings “Report of the Compensation Committee on Executive Compensation,” “Report of the Audit Committee” or “Company Performance” is deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “1934 Act”), and this information will not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

By Order of the Board of Directors

Mitchell L. Murphy, Secretary

Omaha, Nebraska

April 21, 2004

TRANSGENOMIC, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 19, 2004

10:30 A.M., Eastern Daylight Time

INVESCO PRIVATE CAPITAL

1166 Avenue of the Americas

New York, New York

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revocable proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRANSGENOMIC, INC. FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 19, 2004, AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby authorizes the Board of Directors of Transgenomic, Inc. (the “Company”), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the offices of INVESCO Private Capital, 1166 Avenue of the Americas, New York, New York, on Wednesday, May 19, 2004, at 10:30 a.m., Eastern Daylight Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for May 19, 2004, the Proxy Statement for the Annual Meeting and the Company’s 2003 Annual Report to Stockholders prior to the signing of this proxy.

(Continued and to be signed on the reverse hereof.)

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PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

1.	ELECTION OF DIRECTORS:				☐	Vote FOR all nominees (except as marked)		☐	WITHHOLD AUTHORITY to vote for the nominees listed
	NOMINEES:	Class I	01	Collin J. D’Silva
			02	Parag Saxena
		Class II	03	Gregory T. Sloma

Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.

2.	AUDITORS. Ratification of the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2004.				☐	For	☐	Against	☐	Abstain

3.	To vote, in its discretion, upon any other business that may properly come before the meeting. Management is not aware of any other matters which should come before the Annual Meeting.

	Address Change? Mark Box Indicate Changes below ☐						Dated: , 2004

Signature(s) in Box

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.